Exhibit 99.1

Date:	April 27, 2009
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces First Quarter 2009 Earnings

LOS ALAMOS, N.M., April 27, 2009 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, announced preliminary unaudited earnings for the first quarter of 2009. Trinity’s net income available to common shareholders was $3.208 million in the first quarter of 2009, or an increase of 12.4% of the income available to common shareholders in the first quarter of 2008.

During the first quarter of 2009 there has been continued weakness in the national and regional economy. Trinity remains concerned about how general economic conditions in the nation and New Mexico have affected and potentially could affect its customers and markets, and have taken measures to properly manage these risks. As part of these risk management measures, and after a careful assessment of our loan portfolio, Trinity continued to increase its provision for loan losses.

	Three Months Ended March31,
	2009	2008	Difference, $	Difference, %
	(Dollars in thousands, except per share amounts)
Interest income	$19,438	$22,109	$(2,671)	(12.1)%
Interest expense	6,066	10,538	(4,472)	(42.4)
Net interest income	13,372	11,571	1,801	15.6
Provision for loan losses	4,161	1,050	3,111	296.3
Net interest income after provision for loan losses	9,211	10,521	(1,310)	(12.5)
Non-interest income	6,494	3,448	3,046	88.3
Non-interest expense	10,489	9,403	1,086	11.5
Income before income taxes	5,216	4,566	650	14.2
Income taxes	1,985	1,712	273	15.9
Net income	$3,231	$2,854	$377	13.2%
Dividends on preferred shares	23	—	23	—
Net income available to common shareholders	$3,208	$2,854	$354	12.4%
Diluted earnings per common share	$0.50	$0.44	$0.06	13.6%

Trinity’s unaudited net income available to common shareholders for the first quarter of 2009 totaled $3.208 million or $0.50 diluted earnings per share, compared to $2.854 million or $0.44 diluted earnings per share for the same period in 2008, an increase of $354 thousand in net income available to common shareholders and an increase of $0.06 in diluted earnings per share. This increase in net income was primarily due to an increase in non-interest income of $3.046 million and an increase in net interest income of $1.801 million. The increase in non-interest income was mainly due to an increase in the gain on sale of loans, caused by a large volume of mortgage loan sales due to heavy refinancing volume in the lower interest rate environment. The increase in net interest income was primarily due to a decline in interest expense due to a lower interest rate environment. Partially offsetting these increases in income, provision for loan losses increased $3.111 million and non-interest expense increased $1.086 million. The provision for loan losses increased pursuant to management’s loan loss reserve analysis, as a prudent measure to insure that possible losses inherent in the bank’s loan portfolio are adequately covered. Non-interest expenses increased primarily due to mark-to-market accounting of certain interest rate contracts entered into as part of our mortgage loan operations. These losses are not expected to be permanent and may be reversed out as the interest rate contracts settle with the counterparties. There was also a significant increase in FDIC insurance premiums which was experienced industry-wide and not due to a change in the risk profile of LANB. Income tax expenses increased $273 thousand due to higher pre-tax income. Additionally, during the first quarter of 2009 there were dividends on preferred shares issued to the US Treasury as part of Trinity’s participation in the Capital Purchase Program (CPP) of $23 thousand; there was no such expense in the first quarter of 2008.

Total assets grew from $1.418 billion as of December 31, 2008 to $1.531 billion as of March 31, 2009. Major categories of asset growth were cash and cash equivalents ($125.6 million) and loans held for sale ($21.5 million), while total investment securities declined ($34.3 million), largely due to the sales of securities at a gain during the first quarter of 2009. Liabilities grew from $1.326 billion to $1.401 billion during the same period, largely in the area of deposits ($43.7 million) and borrowings ($30.0 million). Total equity (including shares owned by the Employee Stock Ownership Plan) grew from $91.285 million to $129.475 million during the same period, largely due to the issuance of preferred shares to the US Treasury under the CPP ($35.5 million) and net income available to common shareholders ($3.208 million).

Trinity has experienced some deterioration in asset quality as a result of recessionary pressures, particularly due to a weak real estate markets. Total non-performing assets as of March 31, 2009 were $45.038 million, compared to $36.433 million as of December 31, 2008.

Trinity is a bank holding company with $1.531 billion in total assets and has 292 employees. LANB is currently in its 46th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock, two offices in Santa Fe and an office in Albuquerque. LANB also operates a network of 29 automatic teller machines throughout northern New Mexico. Title Guaranty & Insurance Company offers title services from its offices in Los Alamos and Santa Fe.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.

2